UBS Global Asset Management
(Americas) Inc.
51 West 52nd Street
New York, NY 10019-6114
U.S.A.
www.ubs.com

September 22, 2009

Mr. John V. Vinci
Executive Director
UBS Financial Services Inc.
1000 Harbor Boulevard
Weehawken, NJ 07086

Re: Amendment to Dealer Agreement for Certain Institutional Money Market Funds

Dear John:

Pursuant to our discussions, we wish to clarify the intent of the parties by amending and restating, or deleting, respectively, the May 29, 2009, amendments to the following dealer agreements between UBS Financial Services Inc. and UBS Global Asset Management (US) Inc. (“UBS Global AM-US”) with respect to the above referenced funds:

1)	Dealer Agreement dated as of May 9, 2001, as amended, pertaining to UBS Money Series – UBS Select Prime Institutional Fund, UBS Select Treasury Institutional Fund, UBS Select Tax-Free Institutional Fund, UBS Select Prime Preferred Fund, UBS Select Treasury Preferred Fund and UBS Select Tax-Free Preferred Fund (the “Institutional & Preferred Series Agreement”); and

2)	Dealer Agreement dated as of September 18, 2008, pertaining to UBS Money Series – UBS Select Prime Investor Fund, UBS Select Treasury Investor Fund and UBS Select Tax-Free Investor Fund (the “Investor Series Agreement,” and collectively with the Institutional & Preferred Series Agreement, the “Agreements”).

Section 4 of the Institutional & Preferred Series Agreement and Section 8 of the Investor Series Agreement provides that UBS Global AM-US shall compensate UBS Financial Services Inc. in the amount set forth on a schedule to the Agreement and that such amount may be changed from time to time with the express written consent of the parties to the Agreement. We intended to change the amount paid to UBS Financial Services Inc., effective as of May 29, 2009, via amendments to such agreements as of that date (each, a “May 2009 Amendment”). It was subsequently determined that the May 2009 Amendments did not accurately reflect the intent of the parties thereto. As a result, we now wish (1) to amend and restate the May 2009 Amendment to the Institutional & Preferred Series Agreement with Schedule B attached hereto and (2) to delete the May 2009 Amendment to the Investor Series Agreement and revive the predecessor Schedule B thereto as if such Schedule B to that Agreement had not been deleted as of May 29, 2009.

If this is acceptable to you, (1) the Schedule A to the Institutional & Preferred Series Agreement will be amended and restated in its entirety and replaced with the new corresponding schedule annexed hereto and (2) the pre-May 29, 2009, Schedule B to the Investor Series Agreement will be deemed revived as of May 29, 2009. It is the intent of the parties hereto that such changes, although being agreed to as of the date first written above, be deemed effective as of May 1, 2009. To that end, to the extent that any payments were made in reliance upon the May 2009 Amendments, the parties will adjust payments between them going forward so that each will be positioned as if the May 2009 Amendments were never effected and instead the agreements represented by this letter were in effect as of the beginning of May 2009.

We request that you please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to us and retaining one copy for your records.

Regards,

UBS GLOBAL ASSET MANAGEMENT (US) INC.

By:	/s/ Joseph Abed	By:	/s/ Keith A. Weller
Name: Joseph Abed		Name: Keith A. Weller
Title: Managing Director		Title: Executive Director and Senior Associate General Counsel

Accepted and Agreed to:

UBS FINANCIAL SERVICES INC.

By:	/s/ John Vinci	By:	/s/ Cheryl Myers
Name: John Vinci		Name: Cheryl Myers
Title: Executive Director		Title: Executive Director

(Amended and Restated Schedule A to Dealer Agreement dated as of May 9, 2001, as amended, pertaining to UBS Money Series – UBS Select Prime Institutional Fund, UBS Select Treasury Institutional Fund, UBS Select Tax-Free Institutional Fund, UBS Select Prime Preferred Fund, UBS Select Treasury Preferred Fund and UBS Select Tax-Free Preferred Fund)

SCHEDULE A

With respect to shares of the following funds sold pursuant to this Dealer Agreement:

List of Funds:

UBS Money Series -

•	UBS Select Prime Institutional Fund
•	UBS Select Treasury Institutional Fund
•	UBS Select Tax-Free Institutional Fund
•	UBS Select Prime Preferred Fund
•	UBS Select Treasury Preferred Fund and
•	UBS Select Tax-Free Preferred Fund (each a “Fund” and collectively, the “Institutional & Preferred Funds”),

UBS Global Asset Management (US) Inc. (“UBS Global AM-US”) will pay UBS Financial Services Inc. a fee at the following annual rate:

Fee Rate Schedule:

•	if the aggregate average monthly assets in (1) the Institutional & Preferred Funds sold pursuant to this Dealer Agreement and (2) UBS (Cay) Select Prime Institutional Fund Ltd., UBS (Cay) Select Prime Preferred Fund Ltd., UBS (Cay) Select Treasury Institutional Fund Ltd. and UBS (Cay) Select Treasury Preferred Fund Ltd. that may be sold pursuant to a future, separate dealer agreement or placement agency agreement or similar document between UBS Financial Services Inc. and UBS Global AM-US (collectively, the “Covered Funds”) is less than $10 billion, then the annual rate is 0.04% of the average monthly value of a Fund’s assets;
•	if the aggregate average monthly assets in the Covered Funds is at least $10 billion but less than $30 billion, then the annual rate is 0.06% of the average monthly value of a Fund’s assets; and
•	if the aggregate average monthly assets in the Covered Funds is above $30 billion, then the annual rate is increased to 0.08% solely with respect to such assets above $30 billion (with the 0.06% rate being applicable to assets less than $30 billion) of the average monthly value of a Fund’s assets.

The foregoing fee rate shall become effective as of September 22, 2009, with effect commencing for the entire month of May 2009 forward.